                                                                    EXHIBIT 12.1


Gables Residential Trust
Ratio of earnings to fixed charges
Dollars in thousands

                                                        Gables Residential Trust             Gables Residential Trust Predecessor
                                            -----------------------------------------------  ------------------------------------
                                            Three months    Years ended 12-31                                Years ended 12-31
                                               ended       -------------------    1-26-94 -    1-1-94 -     -------------------
                                              3-31-97        1996        1995     12-31-94      1-25-94      1993         1992
                                             ----------------------------------------------    --------------------------------
Net income (loss) before minority
 interest, gain on sale of real estate
 assets, and extraordinary items             $  7,452      $27,541     $18,369     $15,972      $  (92)     $ 4,520     $ 2,433
                                             ---------------------------------------------      -------------------------------

Plus Fixed Charges:
 Interest expense                               5,815       21,112      13,088       8,345       1,043       12,253      11,431
 Credit enhancement fees                          128          576         710         661          35          591         511
 Interest capitalized                           1,275        4,373       7,481       3,031          54        1,053         160
 Loan cost amortization expense                   281        1,348         932         893         234        1,132       1,112
 Loan cost amortization capitalized                56          285       1,508       1,176           0          110          25
                                             ---------------------------------------------      -------------------------------

Total fixed charges (1)                         7,555       27,694      23,719      14,106       1,366       15,139      13,239

Less:
Interest capitalized                            1,275        4,373       7,481       3,031          54        1,053         160
Loan cost amortization capitalized                 56          285       1,508       1,176           0          110          25
                                             ---------------------------------------------      -------------------------------

Adjusted earnings (2)                          13,676       50,577      33,099      25,871       1,220       18,496      15,487
                                             ---------------------------------------------      -------------------------------

Ratio (2 divided by 1)                           1.81         1.83        1.40        1.83        0.89         1.22        1.17
                                             ==================================================================================

Coverage deficiency                                                                               (146)